STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on this the 31st day of July, 2006, by and among Fireline Restoration, Inc., a Florida corporation ("Fireline"), Brian Marshall as the sole shareholder of Fireline (the "Shareholder"), and Home Solutions of America, Inc., a Delaware corporation ("Purchaser").

RECITALS:

A.        Fireline is currently engaged in the business of providing restoration and remediation services to commercial and residential properties (the "Business").

B.         Shareholder desires to sell to Purchaser, and Purchaser desires to purchase from Shareholder, upon the terms and subject to the conditions set forth in this Agreement, all of the capital stock of Fireline (the "Fireline Shares") in accordance with the terms of this Agreement.

C.        Fireline and Shareholder will derive certain benefits from the transactions contemplated by this Agreement, and in connection therewith, (i) Shareholder is willing to deliver to Purchaser certain agreements not to compete with Purchaser, Fireline and the Business, and (ii) Fireline and Shareholder are willing to make certain representations, warranties, covenants and agreements set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF FIRELINE SHARES

            1.01     Purchase of Fireline Shares. Subject to the terms and conditions of this Agreement, Shareholder hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, accept and acquire from Shareholder, all of the Fireline Shares, free and clear of any and all liens, assignments, security interests, charges, pledges, claims or encumbrances of any kind or character whatsoever (collectively, "Liens").

            1.02     Retained Assets.  Notwithstanding anything contained in Section 1.01 of this Agreement to the contrary, the parties intend that prior to the Closing Date (as defined in Section 3.01), Fireline shall have distributed to Shareholder, those assets of Fireline that are listed on Schedule 1.02 (collectively, the "Retained Assets").

ARTICLE II
PURCHASE PRICE; OTHER AGREEMENTS

            2.01     Payment. As full payment for the Fireline Shares, at the Closing (as defined in Section 3.01), Purchaser shall pay and/or deliver (or cause to be paid and/or delivered) to Shareholder, the following:

            (i)         U.S. Eleven Million Four Hundred Fifty Thousand and No/100 Dollars ($11,450,000.00), payable at Closing in cash or otherwise in immediately available funds (the "Cash Payment");

            (ii)        a promissory note (the "Note") issued by Purchaser at Closing in the principal amount of US Twenty-One Million Six Hundred Fifty  Thousand and No/100 Dollars ($21,650,000.00) payable as provided therein, in cash or otherwise in immediately available funds, the form of which is attached as Exhibit "A" to this Agreement (and Purchaser agrees to pay Florida document stamp taxes imposed as a result of the issuance of the Note in an amount not to exceed $2,450.00); and

            (iii)       Four Million (4,000,000) shares (the "Purchaser Shares") of Purchaser's unregistered and restricted common stock, par value $0.001 per share ("Common Stock") to be issued to Shareholder by Purchaser's transfer agent pursuant to irrevocable instructions given by Purchaser to the transfer agent in accordance with the provisions of Section 8.02(f).  Purchaser shall file a registration statement covering the Purchaser Shares under the Securities Act of 1933, as amended (the "Securities Act"), within ten (10) business days after the Closing Date (the date the registration statement is filed is hereinafter referred to as the "Filing Date").

The Cash Payment, the Note and the Purchaser Shares are collectively referred to herein as the "Purchase Price."

            2.02     Escrow.  Four Hundred Thousand (400,000) of the Purchaser Shares (the "Escrow Shares") shall be deposited with Tescher Gutter Chaves Josepher Rubin Ruffin & Forman, P.A. (the "Escrow Agent"), and shall be held to satisfy the indemnification obligations, if any, of Shareholder pursuant to Article X.  The Escrow Shares will be held, administered and disbursed by the Escrow Agent in accordance with the Escrow Agreement attached to and incorporated by reference in this Agreement as Exhibit "B".

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2.03     Allocation of Purchase Price. The Purchase Price shall be allocated among the Fireline Assets (as defined in Section 4.05) in accordance with the allocation set forth on Schedule 2.03. Purchaser and Fireline shall report the purchase and sale of the Acquired Assets in their respective federal, state or local tax returns in accordance with the allocation set forth on Schedule 2.03.  In addition, each party will timely file IRS Form 8594 with the Internal Revenue Service, and otherwise comply with the procedures set forth in Treasury Regulation Section 1.1060-1.  This Form and all information provided to the Internal Revenue Service shall be completed in conformity with the information set forth in Schedule 2.03.  Each party shall deliver to the other party a copy of its Form 8594, as filed with Internal Revenue Service, concurrently with its transmission.  If a party fails to file its Form 8594 in conformity with the information contained in this Section, that party shall indemnify, defend and hold the other party harmless from and against any damage, including attorney and accounting fees, that results directly or indirectly therefrom.

2.04     Interest Payment on Unregistered Shares.  In the event that the registration statement registering the Purchaser Shares is not effective on or before the date that is one hundred fifty (150) days after the Filing Date (the "Lookback Date"), Purchaser shall pay to Fireline, on a monthly basis commencing on the succeeding month-end following the Lookback Date and on each month-end thereafter until the Purchaser Shares are registered, an amount equal to the Value of the Purchaser Shares times the Applicable Rate.  For purposes of this Section 2.03, (i) "Value of the Purchaser Shares" shall mean the Purchaser Shares times the 30-day trailing average of the closing price of Common Stock on the Nasdaq for the period in question, and (ii) "Applicable Rate" shall mean the "prime rate" as quoted in the Wall Street Journal from time to time.  Purchaser shall have no obligation to make the payments set forth in this Section 2.04 upon the Purchaser Shares becoming registered.

2.05     Compensation for Noncompetition.  In consideration of the nonsolicitation and noncompetition covenants and agreements of Shareholder set forth in Section 7.14 of this Agreement, at the Closing, Purchaser shall pay (or cause to be paid) to Shareholder, in cash or otherwise in immediately available funds, Fifty Thousand and NO/100 Dollars ($50,000.00) (the "Noncompetition Payment").

ARTICLE III
CLOSING

            3.01     Date, Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Purchaser's counsel, Hallett & Perrin, P.C., located at 2001 Bryan Street, Suite 3900, Dallas, Texas 75201, at 10:00 a.m., local time, on the date in which the conditions set forth in Article VIII are satisfied, or at such other date, time or place fixed by mutual written consent of Purchaser and Fireline, but in no event later than August 11, 2006 (the "Termination Date").  All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed (the date of such Closing is referred to herein as the "Closing Date").

            3.02     Effective Date.  The transactions contemplated by this Agreement shall be deemed effective for all purposes as of 12:01 a.m., Dallas, Texas time, on July 1, 2006 (the "Effective Date"), unless otherwise mutually agreed in writing by the parties.

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            3.03     Conveyance of Fireline Shares. At the Closing, Fireline and Shareholder shall have satisfied all conditions precedent as set forth in Section 8.01 and Shareholder shall deliver or cause to be delivered to Purchaser for the purpose of transferring the Fireline Shares to Purchaser, the stock certificate representing the Fireline Shares, duly endorsed to Purchaser, together with a duly executed stock power and such other documents, endorsements, assignments and instruments necessary, advisable or desirable to vest in Purchaser good and marketable title to the Fireline Shares (such documents and instruments hereinafter collectively referred to as the "Transfer Documents"), as well as deliver, cause to be delivered or make available all keys (whether to vehicles, buildings or otherwise), equipment, inventory and the like and all other things of a physical nature that are part of the Fireline Assets, such that, at the Closing, Purchaser shall have in its possession all of the Fireline Shares and all of the Fireline Assets.

            3.04     Sales, Use and Transfer Taxes.  Purchaser shall pay all transfer taxes, documentary stamp taxes, recording charges and other taxes imposed by any Governmental Authority in connection with the sale and transfer of the Fireline Shares, excluding federal, state and local income taxes imposed on Shareholder.  Shareholder shall have the sole responsibility of representing its position in any future audit by any Governmental Authority with respect to any tax periods prior to the Effective Date, and Purchaser shall have the sole responsibility of representing its (or Fireline's) position in any future audit by any Governmental Authority with respect to any tax periods on or after the Effective Date.

            3.05      Employment Agreement. At the Closing, Shareholder shall enter into an Employment Agreement with Purchaser in the form attached as Exhibit "C".

            3.06     Non-Compete, Non-Hire and Non-Solicitation Agreement.  Purchaser shall use its good faith efforts to cause all Designated Employees (as defined herein) to deliver to Purchaser at the Closing an execution counterpart to the Non-Compete, Non-Hire and Non-Solicitation Agreement, a form of which is attached as Exhibit "D" to this Agreement.

            3.07      Stock Option Grants.  Upon approval by Purchaser's Board of Directors or Compensation Committee, as appropriate, Purchaser shall issue stock options (the "Options") under one of its stock option plans (the "Plans") to certain key employees of Fireline (other than Brian Marshall) (the "Key Employees"), with terms and conditions (including, without limitation, the vesting schedule) to be determined by Purchaser; provided, that the total Options to be issued shall not exceed 300,000 in the aggregate.  The Options shall be subject to the terms of the Plans and the stock option agreements entered into between Purchaser and such Key Employees.

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            3.08     Subchapter S Election; Allocations for Final S Year.  As of 12:00 p.m. (midnight), June 30, 2006, Fireline's Subchapter S election terminated, and such termination is effective at that time. All of Fireline's corporate tax returns for the period ending with the close of business on June 30, 2006 (the "Short Period") shall be prepared (a) in accordance with an actual closing of the books of Fireline (and not in accordance with any pro-ration of income between the period ending before the Effective Date and the period beginning on the Effective Date), and (b) income for the Short Period shall be computed with an allocation of items of income, gain, expenses, deductions and credits to the Short Period which clearly reflects income of Fireline allocated to the Short Period in accordance with Fireline's method of tax accounting.  Shareholder shall cause to be prepared (in accordance with the terms and conditions hereof) all federal and state tax returns for Fireline for all periods ending prior to the Effective Date, including the Short Period ("Final S Period Tax Returns") and shall attach to the Final S Period Tax Returns, notifications that a termination has occurred and the date of such termination.  Shareholder shall control preparation of the Final S Period Tax Returns, and shall be responsible for any Taxes (as such term is defined in Section 4.26) due on such Final S Period Tax Returns, and shall pay all costs associated with the preparation of such Final S Period Tax Returns.  Fireline, Shareholder, and Purchaser shall take any and all actions necessary or appropriate to make the election under Code Section 1362(e)(3) and the Treasury Regulations thereunder.  Purchaser shall be responsible for and pay all Taxes of Fireline in respect of periods beginning on and after the Effective Date and shall have no authority to amend any tax returns of Fireline for time periods ending before the Effective Date.

            3.09     Covenants and Further Assurance.  Each party shall, at any time and from time to time after the Closing Date, upon request of any other party and without further cost or expense to such other party, execute and deliver such instruments of conveyance and assignment and shall take such actions as such other party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRELINE AND SHAREHOLDER

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Fireline and Shareholder, severally and jointly with each other, hereby represent and warrant as of the Effective Date and as of the Closing Date as follows:

            4.01     Organization and Good Standing; Power and Authority.  Fireline is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida (and was a Subchapter S corporation prior to the Effective Date).  Fireline has full corporate power and authority to execute and deliver this Agreement, perform Fireline's obligations hereunder, consummate the transactions contemplated hereby, operate the Business as it is now being conducted and own or lease the Fireline Assets.  Fireline is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect upon the Business, the Fireline Assets or Fireline.

For the purposes of this Agreement, "Material Adverse Effect" means an event, change or effect (whether collectively or individually) that is material and adverse to the Business, the Fireline Shares, the Fireline Assets, or the condition (financial or otherwise), results of operations, management, manner of conducting business, contractual rights, properties, liabilities or prospects of Purchaser or that would materially and adversely impact, affect or impair the consummation of the transactions contemplated by this Agreement.

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            4.02     Authorization.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Fireline in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby will on or before the Closing Date have been duly and validly authorized by (i) all necessary action on the part of Fireline and (ii) the written consent of Shareholder. This Agreement and the other agreements and instruments to be executed and delivered by Fireline and Shareholder in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Fireline and Shareholder, and constitute, or, upon execution and delivery will constitute, the valid, legal and binding obligations of Fireline and Shareholder, enforceable against Fireline and Shareholder in accordance with their respective terms.

4.03     Capital Stock of Fireline.  The authorized capital stock of Fireline is set forth on Schedule 4.03.  The Fireline Shares are owned of record and beneficially by Shareholder in the number of shares set forth on Schedule 4.03, constitute all of the outstanding capital stock of Fireline and are owned free and clear of all Liens.  All of the issued and outstanding shares of the capital stock of Fireline have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Fireline in compliance with all applicable state and federal laws concerning the issuance of securities.  None of such shares of Fireline capital stock were issued in violation of any preemptive or subscription rights, rights of first refusal or similar rights of any individual, corporation, partnership, limited liability company or other legal entity (collectively, "Person") or any agreement or instrument to which Fireline or Shareholder is a party or is bound.  Except as set forth on Schedule 4.03, no option, warrant, call, conversion right or commitment of any kind exists which obligates Fireline to issue any shares of its capital stock or obligates Shareholder to transfer any shares of capital stock of Fireline to any Person except to Purchaser pursuant to this Agreement, and no stock appreciation right or other similar right or other right of any nature whatsoever exists that entitles or could in the future entitle any Person to any amount of cash or other property from Fireline based on the value of Fireline capital stock.  All voting rights in Fireline are vested exclusively in the Fireline Shares. The affirmative vote of Shareholder is the only vote necessary (under applicable law or otherwise) on Fireline's behalf to approve this Agreement and the transactions contemplated by this Agreement.

            4.04     Subsidiaries.  Fireline has no Subsidiaries.  Fireline has no equity interest, direct or indirect, in, or loans to, any Person.  Fireline is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person.  Fireline is not a stockholder in any corporation, a general or limited partner of any partnership or a member of any limited liability company.

            4.05     Fireline Assets.  Schedule 4.05 sets forth a complete list, as of the Effective Date and as of the Closing Date, of the following assets, properties, rights and interests used by Fireline in connection with the operation of the Business (all of which assets, rights and interests are hereinafter collectively referred to as the "Fireline Assets"):

            (a)        all tangible business and personal property with a fair market value in excess of $10,000.00, including, without limitation, equipment, vehicles, furniture, furnishings, machinery, computers and other tangible personal property of every description and kind, all of which are listed on Schedule 4.05(a) (collectively, the "Equipment");

            (b)        all cash on hand and in bank accounts, notes, accounts receivable and other short and long-term receivables of the Business, which as of June 30, 2006 are listed on Schedule 4.05(b) (the "Accounts Receivable");

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            (c)         all  supplies, goods, and inventory used, useable or useful in respect of the Business with a fair market value in excess of $10,000.00, all of which are described on Schedule 4.05(c) (the "Inventory");

            (d)        all deposits, prepaid taxes and expenses, escrows and other advance payments relating to any expenses of the Business, all of which are listed on Schedule 4.05(d) (the "Prepaid Expenses");

            (e)         all computer software programs and licenses for the use thereof, all of which are listed on Schedule 4.05(e) (the "Computer Software");

            (f)         all personal property leases under which Fireline is the lessee of personal property, all of which are listed on Schedule 4.05(f) (collectively, the "Personal Property Leases"). The Fireline Assets subject to the Personal Property Leases are referred to in this Agreement as the "Leased Personal Property";

            (g)        all owned real property, all of which is described on Schedule 4.05(g)(i) (collectively, "Real Property") and all real property leases under which Fireline is the lessee of real property, all of which are listed on Schedule 4.05(g)(ii) (collectively, the "Real Property Leases").  The Fireline Assets subject to the Real Property Leases are referred to in this Agreement as the "Leased Real Property";

            (h)       a schedule of the work in progress (the "WIP") pursuant to all customer agreements and contracts, government contracts, sales commitments, purchase orders, and customer commitments entered into in the ordinary course of the Business, which is attached hereto as Schedule 4.05(h)(i), and a list of all contractors and subcontractors having worked for or provided services to Fireline or the Business in the twelve months preceding the Effective Date and the Closing Date, which is attached hereto as Schedule 4.05(h)(ii);

            (i)         the standard terms of all third‑party warranties, guaranties and service or replacement programs, which are described on Schedule 4.05(i) (collectively, the "Warranties");

            (j)         a list of all general contractor licenses for each state in which the Business operates and all occupational permits and licenses for all Fireline offices, all of which are listed on Schedule 4.05(j);

            (k)        all names, trade names, trademarks and service marks (or variations thereof) and websites and webpage addresses associated with the Business, including the name "Fireline" and all intellectual property used in or associated with the Business listed on Schedule 4.05(k) (collectively, the "Intellectual Property");

            (l)          all telephone, telephone systems, pager and facsimile numbers utilized by Fireline in connection with the operation of the Business listed on Schedule 4.05(l);

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            (m)       all claims, actions, demands, and causes of action that relate to the Business described on Schedule 4.05 (m); and

            (n)        all other material assets and property, other than the Retained Assets, of every kind, character or description owned by Fireline and used or held for use in the Business, wherever located and whether or not similar to the items specifically set forth above, all of which are described on Schedule 4.05(n).

4.06     Adequacy of Fireline Assets. Fireline has good and marketable title to all of the Fireline Assets, and the Fireline Assets are, or will be, upon consummation of the transactions contemplated by this Agreement, free and clear of all Liens (other than Liens associated with the Personal Property Leases and the Real Property Leases, Liens securing the Fireline indebtedness to Branch Banking & Trust Company (the "BB&T Indebtedness"), and construction Liens arising in the ordinary course of business (collectively, "Permitted Liens")).  The Fireline Assets include all assets and properties of Fireline of every kind and description, personal or mixed, tangible or intangible, the use of which is reasonably necessary to enable Purchaser to conduct the Business as it has been conducted by Fireline prior to the Effective Date and the Closing Date.  There are no assets which are used in the Business that are directly or indirectly owned by Shareholder, except for (i) the real property used in the Business from time to time located at Vero Beach, Florida, (ii) the Fireline office headquarters located at 3018 Horatio Street, Tampa, FL 33609, which property will be leased to Purchaser pursuant to a lease agreement to be entered into by Shareholder and/or his Affiliate and Purchaser (the "Headquarter Lease") (iii) that certain Gulfstream Model G-1159A aircraft bearing U.S. registration number N780RA and manufacturer's serial number 472, which Marshall Aviation, LLC leases to Fireline pursuant to that certain Amended and Restated Non-Exclusive Aircraft Lease Agreement, and (iv) the Retained Assets.  All of the Fireline Assets are in good operating condition and in a state of reasonable maintenance and repair.  Other than those incurred or arising in the ordinary course of business, consistent with past practice, there are no unpaid liabilities, claims or obligations arising from the ownership, use or operation of the Fireline Assets or the Business which could give rise to any construction or other statutory Lien against any of the Fireline Assets for which Purchaser could be held responsible.

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            4.07     Conflicts: Defaults.

(a)        The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Fireline and Shareholder do not, and the performance by Fireline and Shareholder of their respective obligations hereunder and thereunder and the consummation by Fireline and Shareholder of the transactions contemplated hereby or thereby, will not (i) violate, conflict with, or constitute a breach or default under any of the terms of Fireline's organizational documents, all written agreements, contracts, government contracts, sales commitments, purchase orders, customer commitments, security agreements or instruments and undertakings entered into in the ordinary course of the Business (collectively, the "Acquired Contracts"), or any License, patent, trademark, copyright or other Intellectual Property right of Fireline, any Warranty, Personal Property Lease, Real Property Lease or any other obligation under or with respect to the Fireline Assets, (ii) result in the creation or imposition of any Liens in favor of any third party upon any of the Fireline Shares, the Fireline Assets or the Business, (iii) violate or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to any Governmental Authority pursuant to any law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority affecting the Business, the Fireline Shares or the Fireline Assets, or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which Fireline or Shareholder is a party or by which Fireline or Shareholder or any of their respective assets or properties are bound or affected, or give any third party (A) the right to terminate, cancel, modify or accelerate any obligation under, any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which Fireline or Shareholder is a party or by which Fireline or Shareholder or any of their respective assets or properties are bound or affected, or (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which Fireline or Shareholder is a party or by which Fireline or Shareholder or any of their respective assets or properties are bound or affected.  There is no pending or, to the best knowledge of Fireline and Shareholder, threatened action, suit, claim, proceeding, inquiry or investigation before or by any Governmental Authority, involving the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the right of Purchaser to acquire or own the Fireline Shares or the right of Purchaser to operate the Business in substantially the manner in which it currently is operated.  Fireline has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which Fireline or Shareholder is a party or by which Fireline or Shareholder or any of their respective assets or properties are bound or affected.

(b)        Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and any filings as required by the Florida Business Corporations Act, and except as set forth on Schedule 4.07(b), Fireline and Shareholder are not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Authority or third party in connection with the execution, delivery or performance of this Agreement by Fireline and Shareholder and the consummation of the transactions contemplated hereby.

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            4.08     Absence of Undisclosed Information.  Other than liabilities or obligations reflected in the Financial Statements (as defined in Section 4.09 below) or otherwise incurred or arising in the ordinary course of business, consistent with past practice, and other than as disclosed in this Agreement or the Schedules hereto, the Business and the Fireline Assets are not subject to (i) any liabilities or obligations of any nature, fixed or contingent, or any facts that might give rise to any such liabilities or obligations, which would materially adversely affect the business, business prospects, assets, financial condition or results of operations of the Business, or (ii) any material liabilities or material adverse claims against or relating to the Fireline Assets or the Business.  Except as set forth on Schedule 4.08 or as included on the Financial Statements, Fireline has not declared or paid, or agreed or adopted resolutions proposing to pay, any dividends or distributions of cash or assets of any kind or nature to Shareholder, during the period from the Effective Date through the Closing Date.

            4.09      Financial Statements.  Fireline has heretofore delivered to Purchaser true and correct copies of Fireline's (i) "reviewed" balance sheet as of December 31, 2005, and related statements of operations, retained earnings and cash flows for the year then ended, together with the notes and schedules relating thereto (collectively, the "Reviewed Financial Statements"), and (ii) the most recent unaudited balance sheet and related statements of operations dated June 30, 2006 (collectively, the "Unaudited Financial Statements" and together with the Reviewed Financial Statements, the "Financial Statements").  The Financial Statements: (a) have been consistently prepared in accordance with the books and records of Fireline; and (b) present fairly the financial condition of the Business at such date and the results of operations and cash flows of the Business for the period then ended, when read together with the disclosures in this Agreement and the Schedules hereto.  As of the Effective Date, there were no loans, dividends or other obligations owed by Fireline to the Shareholder (other than accrued but unpaid salary and reimbursable expenses incurred in the ordinary course of business), and since the Effective Date through the Closing Date there were no loans, dividends, or other obligations owed by Fireline to the Shareholder (other than accrued but unpaid salary and reimbursable expenses incurred in the ordinary course of business).

            4.10     Personal Property Leases.  Schedule 4.05(f) sets forth a list and brief description of each Personal Property Lease or other agreement or right, whether written or oral (including in each case the rental rate, the expiration date thereof and a brief description of the property covered thereby) under which Fireline is lessee of, or holds or operates any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in connection with the Business.  All of such Personal Property Leases are valid and enforceable in accordance with their respective terms, and there is not under any of such Personal Property Leases, any material breach or default on the part of Fireline or, to the best knowledge of Fireline and Shareholder, any other party or any event that, with the giving of notice or lapse of time or both, would constitute such a material breach or default on the part of Fireline or, to the best knowledge of Fireline and Shareholder, on the part of any other party.

            4.11     Real Property; Real Property Leases.  Fireline owns no Real Property.  Schedule 4.05(g) sets forth a list and brief description of each Real Property Lease or other agreement or right, whether written or oral (including in each case the lease rate, the expiration date thereof and a brief description of the property covered thereby) under which Fireline is lessee of, or holds or operates any real property owned by a third party and used in connection with the Business.  All of such Real Property Leases are valid and enforceable in accordance with their respective terms, and there is not under any of such Real Property Leases, any material breach or default on the part of Fireline or, to the best knowledge of Fireline and Shareholder, any other party or any event that, with the giving of notice or lapse of time or both, would constitute such a material breach or default on the part of Fireline or, to the best knowledge of Fireline and Shareholder, on the part of any other party.

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            4.12     Contracts and Commitments.  Except as set forth on Schedule 4.12, neither Fireline nor Shareholder is, with respect to the Business or the Fireline Assets, a party to any written or oral (a) contract not made in the ordinary course of business, other than this Agreement; (b) consulting agreement or contract for the employment of any employee, consultant or other individual on a full‑time, part‑time or consulting basis; (c) except for the Personal Property Leases set forth on Schedule 4.05(f) and the Real Property Leases set forth on Schedule 4.05(g), any contract or agreement relating to the lease of any property, real or personal, whether as lessor or lessee; (d) contract for the purchase or sale of real or personal property, goods or services, or capital or fixed assets, other than this Agreement; or (e) contracts or other agreements containing covenants under which the Business may not compete in any line of business or with any Person in any geographic area.  All Personal Property Leases, Real Property Leases and Acquired Contracts are valid and enforceable in accordance with their respective terms.  Except as set forth in Schedule 4.12 hereto, neither Fireline nor Shareholder is in breach of or in default under and, to Fireline's or Shareholder's knowledge, no other party thereto is in breach of or default under, any of the Acquired Contracts, Personal Property Leases or Real Property Leases, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  True, correct and complete copies of all Personal Property Leases, the Real Property Leases, the standard form(s) of customer agreement used in the Business (the "Standard Customer Contract"), the standard form(s) of contractor and subcontractor agreements used in the Business (the "Standard Subcontractor Contract"), and all contracts listed on Schedule 4.12 have been given to Purchaser prior to the Closing Date.  True, correct and complete copies of all of the Acquired Contracts have either been given to Purchase or made available to Purchaser for review prior to the Closing Date.  The WIP attached to Schedule 4.05(h)(i) contains a true, complete and accurate list, as of the Effective Date, of all work-in-progress under the Acquired Contracts, the percentage of total revenue billed to each customer, and the percentage of total costs expended for each such customer.  All customers reflected on the WIP have executed a written agreement with Fireline for the services being performed in substantially the same form as the Standard Customer Contract.  Schedule 4.05(h)(ii) contains a true, complete and accurate list, as of the Effective Date, of all contractors and subcontractors having worked for or provided services to Fireline or the Business in the twelve months preceding the Effective Date and the Closing Date.  The form(s) of agreement executed by such contractors and subcontractors listed on Schedule 4.05(h)(ii) who have executed a written agreement with Fireline to perform services for Fireline, are in substantially the same form(s) as the Standard Subcontractor Contract.

            4.13     Accounts Receivable.  Except as set forth on Schedule 4.13, on the Effective Date and on Closing Date, Accounts Receivable for Fireline shall be as is normal and customary in the ordinary course of business, consistent with past practices, and all collection efforts regarding the Accounts Receivable shall likewise be consistent with past practices. All Accounts Receivable of Fireline are valid receivables subject to no setoffs or counterclaims and (i) with respect to all Accounts Receivable other than the Vista/Delmar Receivables (as defined below) will be collected on or before January 31, 2007, and (ii) with respect to $12,320,596 of the Accounts Receivable owed to Fireline by Vista or its Affiliates as of June 30, 2006 and $7,065,743 of the Accounts Receivable owed to Fireline by Delmar or its Affiliates as of June 30, 2006 (collectively, the "Vista/Delmar Receivables"), will be collected on or before June 30, 2007 (provided that all Accounts Receivable including the Vista/Delmar Receivables are net of the applicable reserve for bad debts in the amount disclosed to Purchaser in the Financial Statements, after giving effect to any increase to such reserve pursuant to Section 10.02 of this Agreement).

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4.14     Intellectual Property.  Schedule 4.05(k) sets forth a complete and accurate list of all Intellectual Property owned, used, or licensed by Fireline and a description of whether such Intellectual Property is owned or licensed by Fireline.  Except as set forth on Schedule 4.14, to Fireline has the right to use such Intellectual Property and the current use by Fireline of such Intellectual Property does not infringe upon the rights of any other Person.  To the knowledge of Fireline and Shareholder, no other Person is materially infringing upon the rights of Fireline in any such Intellectual Property and no proceedings have been instituted, are pending or have been threatened by Fireline, or except as set forth on Schedule 4.14, to the knowledge of Fireline and Shareholder, by a Person adverse to Fireline, which challenge the validity, enforceability, use or ownership thereof.

4.15    Powers of Attorney. Except as set forth on Schedule 4.15, there are no outstanding powers of attorney executed on behalf of Fireline or Shareholder.

4.16    No Warranties.  Except as set forth on Schedule 4.16, neither Fireline nor Shareholder has ever received a claim, and, to Fireline's and Shareholder's knowledge, no claim is pending or has been threatened, under any guaranty, warranty, or other indemnity for any product sold or service provided by Fireline (each, a "Warranty Claim") that resulted or may result in liability in excess of One Hundred Thousand Dollars ($100,000.00) per project contract (each, a "Job").  To the extent a Warranty Claim attributable to the services performed by Fireline before the Effective Time, results in a liability of more than One Hundred Thousand Dollars ($100,000.00) per Job, such excess over One Hundred Thousand Dollars ($100,000.00) will be the liability of Shareholder.  All other Warranty Claims attributable to services performed by Fireline before the Effective Date shall be deemed to be "contingent liabilities" valued at zero for purposes of determining the accuracy of the Financial Statements in Section 4.09.  True, correct and complete copies of the standard form(s) of Warranties used in the Business (the "Standard Warranties") have been given to Purchaser prior to the Closing Date.  The standard terms of the Warranties attached to Schedule 4.05(h)(i) are true, complete and accurate in all respects.

4.17     Government Contracts.  Neither Fireline nor Shareholder has ever been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that Fireline or Shareholder will be, suspended, prevented or debarred from bidding on contracts or subcontracts for any agency of the United States government or any state, county, city or other governmental entity, nor has such suspension, prevention or debarment been threatened or action for such suspension, prevention or debarment been commenced.  Except for customary billing audits conducted by the Federal Emergency Management Agency, neither Fireline nor Shareholder has ever been nor is Fireline or Shareholder now being audited or investigated by the Federal Emergency Management Agency, United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government or any state, county, city or other governmental entity, nor has such audit or investigation been threatened.  To the knowledge of the Fireline and Shareholder, there is no valid basis for Fireline's or Shareholder's suspension, prevention or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government or any state, county, city or other governmental entity, or any prime contractor.  Fireline has no obligation to renegotiate any United States government contracts or subcontracts or contracts with any state, county, city or other governmental entity.

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4.18     Certain Payments.  Neither Fireline nor any of its directors, officers, Affiliates (as hereinafter defined) or employees has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, in each case with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof. As used herein, the term "Affiliate" shall mean with respect to any party to this Agreement any Person that directly or indirectly controls, is controlled by, or under common control with such party.

4.19     Corporate Documents.  Fireline has provided to Purchaser complete and correct copies of each of the following:  (a) copies of the Certificate of Incorporation and Bylaws of Fireline, each as currently in effect; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors of Fireline, committees of the Board of Directors Fireline and shareholders of Fireline; (c) copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements of Fireline; and (d) all permits, orders and consents issued by any regulatory agency with respect to any securities of Fireline, and all applications for such permits, orders and consents.

            4.20     Inventory.  Fireline has good title to all Inventory included in the Fireline Assets, free and clear of all Liens (other than Permitted Liens).  The Inventory is adequate for the conduct of the Business after the Closing in the ordinary course and consistent with past practices.

            4.21     Customers and Suppliers. Except as set forth on Schedule 4.21, Fireline is not involved in any material controversy with any of the customers or suppliers of the Business. Schedule 4.21 lists all customers of the Business.

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            4.22     Licenses.  Fireline has all licenses, contractor's licenses, business licenses, permits, approvals, variances, rights, certificates of occupancy, waivers and consents (collectively, the "Licenses") required to be issued to Fireline or any employee of Fireline or which are needed or required by law to operate the Business or any ancillary services related thereto by any federal, state, county or local governmental entity or subdivision thereof or any authority, arbitrator, department, commission, board, bureau, body, agency, court or instrumentality thereof (each, a "Governmental Authority" and collectively, "Governmental Authorities") and used by Fireline in connection with the operation of the Business, all of which are on the Effective Date and shall be on the Closing Date, valid and in full force and effect. Schedule 4.05(j) contains a true, complete and accurate list of the following Licenses owned or held by Fireline relating to the ownership or operation of the Business or the Fireline Assets, (i) all general contractor licenses for each state in which the Business operates; and (ii) all occupational permits and licenses for all Fireline offices, copies of which have been provided to Purchaser prior to the Closing Date.  All applications required to have been filed for the renewal of the Licenses have been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis, each with the appropriate Governmental Authority.

            4.23     Regulatory Compliance.  To Fireline's knowledge, Fireline and the Business are in compliance with all material and applicable statutes, rules, regulations, and requirements of all Governmental Authorities having jurisdiction over the Business and the Fireline Assets and the operations of the Business.  To Fireline's knowledge, Fireline has timely filed all reports, data, and other information required to be filed with such Governmental Authorities.

            4.24     Compliance with Law. To Fireline's knowledge, Fireline is in compliance with all material federal, state, local or foreign laws, statutes, ordinances, regulations, orders and other requirements of Governmental Authorities having jurisdiction over the Fireline Assets or the conduct of the Business.

            4.25     Litigation. Except as set forth on Schedule 4.25, there is no pending or, to the knowledge of Fireline and Shareholder, threatened litigation, action, suit, proceeding, claim, investigation, or administrative proceeding against or affecting Fireline or Shareholder, by or before any Governmental Authority, involving or relating to the Business or the Fireline Assets.

4.26     Taxes.

(a)                Fireline has on the Effective Date and on the Closing Date will have, (i) timely filed all returns, schedules and declarations (including any withholding and information returns), or timely filed proper extensions thereto, required to be filed by any jurisdiction to which Fireline is or has been subject with respect to any Taxes (as defined below), all of which returns, schedules and declarations are, or will, when filed by the applicable filing date (including any extensions thereof), be true, complete, accurate and correct in all material respects, (ii) paid in full all Taxes due and payable (or claimed to be due and payable by any federal, state, local or foreign Taxing authority), (iii) paid or finally settled all Tax deficiencies asserted or assessed against Fireline, and (iv) made timely payments to the proper Governmental Authorities of the Taxes required to be deducted and withheld from the wages paid to its employees.

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(b)               Fireline (i) is not delinquent in the payment of any Tax, (ii) has not been granted an extension of time to file any Tax return prior to or on the Effective Date and the Closing Date, except for the extension of Form 1120 S for the year ended December 31, 2005, and (iii) has not granted to any other Person a power of attorney or similar authorization with respect to the settlement of its liability for Taxes.

(c)                No deficiencies for any Tax has been claimed, proposed or assessed (whether or not finally or tentatively, orally or in writing), no requests for waivers of the time to assess any deficiency for any Taxes are pending, and there are no pending or threatened Tax audits, investigations or claims for or relating to (i) the assessment or collection of Taxes, or (ii) a claim for refund made with respect to Taxes previously paid. There are no matters under discussion or dispute with any Governmental Authorities with respect to Taxes that may have been raised, nor are there any issues Fireline believes will be raised in the future, by any Taxing authority with respect to Taxes accruing on or prior to the Effective Date and the Closing Date.

(d)               There are on the Effective Date, and as of the Closing Date there will be, no Liens for Taxes upon the Fireline Assets except for statutory Liens for Taxes not yet due or delinquent.

(e)                Neither Shareholder nor Fireline is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Agreement.  Fireline is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1989, as amended (the "Code").

(f)                 As used in this Agreement, "Taxes" (and all derivations thereof) means all federal, state, local and foreign income, sales, use, property, payroll and other taxes imposed by any Governmental Authority with respect to the ownership, operation, transfer or use of the Business or the Fireline Assets, or in any other way relating to the Business or the Fireline Assets.

4.27     Employees.  Schedule 4.27 contains a true and complete list of the names of each employee of the Business, disclosing each such employee's current aggregate annual cash compensation and the other material benefits of each employee of the Business.  Schedule 4.27 contains a list of all employment contracts, confidentiality agreements or non‑compete agreements to which Fireline is a party with respect to any of its employees, and all such agreements have been provided to Fireline prior to the date of this Agreement.  Except as set forth on Schedule 4.27 to this Agreement, no labor organization, collective bargaining representative or group represents or claims to represent any of the present employees of the Business.  Each employee of Fireline is properly authorized by the United States government to work in the United States and Fireline has duly verified the status of each such employee to work in the United States, including, where appropriate, verification that such employee's Form I-9 is issued, valid and current.  Fireline has paid or has made proper accruals in the Financial Statements or has otherwise disclosed in writing to Purchaser any and all employment related costs, obligations, and liabilities of the Business incurred on or prior to Closing or which relate to events, occurrences, conditions, actions, or inactions which took place or were in effect on or prior to Closing (whether or not reported, filed, billed, or paid for on or prior to Closing), including, without limitation, costs, obligations and liabilities relating to severance rights of employees of the Business (including those rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), employment discrimination, unfair labor practices, wage and hour laws, health and safety, workers compensation, wrongful discharge, compensation, fringe benefits, insurance, employee benefit plans, pensions, retiree medical, severance pay, vacations, torts, accidents, disabilities, injuries, sickness, exposure to harmful conditions, breach of oral or written employment contracts or collective bargaining agreements, or breach of law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority.

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4.28     Employee Benefit Plans.

            (a)        Schedule 4.28 contains a true and complete list of all the following agreements, plans or other arrangements, covering any employee of the Business, which were previously or are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) any other employee benefit plan, program, policy, or arrangement providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, paid time-off benefits (including without limitation vacation leave, sick leave, personal leave, bonus leave, and leave for civil obligations), retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, whether written or unwritten, formal or informal, which Fireline or any of its affiliates currently sponsors, or to which it has any outstanding present or future obligation to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the "Benefit Plans").

            (b)        Fireline has, with respect to each Benefit Plan listed on Schedule 4.28, delivered to Purchaser, or shall provide to Purchaser within five (5) days after the date of this Agreement, a true and complete set of copies of (i) all Benefit Plans and related trust agreements, annuity contracts or other funding instruments as are in effect on the Effective Date and the Closing Date, together with all amendments thereto which shall become effective at a later date; (ii) all summary plan descriptions for each Benefit Plan required to prepare, file and distribute summary plan descriptions; and (iii) all summaries furnished or made available to employees, officers and directors of any of Fireline or the ERISA Controlled Group (as defined below) of all Benefit Plans for which a summary plan description is not required.

            (c)        The Fireline Assets are not, and Fireline does not expect them to become, subject to a lien imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Fireline being considered to be aggregated with another entity pursuant to Section 414 of the Code or ERISA Section 4001(a)(14) ("ERISA Controlled Group").

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            (d)        Neither Fireline nor any member of Fireline's ERISA Controlled Group has sponsored, contributed to, participated or agreed to participate in, or had an "obligation to contribute" (as defined in ERISA Section 4212(a)) to a "multiemployer plan" (as defined in Code Section 414(f) or ERISA Sections 4001(a)(3) or (3)(37)(A)) on behalf of any employee of the Business.

            (e)        Neither Fireline nor any member of Fireline's ERISA Controlled Group has at any time sponsored or contributed to, participated or agreed to participate in, a "single employer plan" (as defined in ERISA Section 4001(a)(15)) to which at least two or more of the "contributing sponsors" (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

            (f)         There are no actions, liens, suits, audits or claims pending or, to the best knowledge of Fireline, threatened against Fireline, with respect to Fireline's maintenance of the Benefit Plans, any Benefit Plan, or the assets of any Benefit Plan, other than routine claims for benefits and other claims that are not material.

            (g)        Fireline and each member of Fireline's ERISA Controlled Group have, at all times, complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), ERISA Sections 601 through 608 and Section 4980B of the Code, and all regulatory guidance thereto.

            (h)        Each Benefit Plan that constitutes an "eligible retirement plan" as defined in Section 402(c)(8)(B) of the Code, and each related trust agreement, annuity contract or other funding instrument, from which assets may be involved in a "direct rollover" (as defined in Section 401(a)(31) of the Code) or other transfer to Purchaser's retirement plans has complied with the applicable requirements of the Code and, with respect to Benefit Plans that are qualified under Section 401(a) of the Code, each such Benefit Plan has been so determined by the Internal Revenue Service pursuant to a current favorable determination letter, or application for such determination has been made and is currently pending.

4.29     Employee Relations.  All employees of the Business are employees of Fireline.  The employee relations of Fireline are good. There is no threatened employee strike, work stoppage, or labor dispute pertaining to the Business.  No union representation question exists respecting any employees of Fireline.  No collective bargaining agreement, labor contract, letter of understanding, contract or any other arrangement, formal or informal, with any labor union or organization exists or is currently being negotiated by Fireline, no demand has been made for recognition by a labor organization by or with respect to any employees of Fireline, no union organizing activities by or with respect to any employees of Fireline are, to the best knowledge of Fireline, taking place, and none of the employees of Fireline are represented by any labor union or organization.  There is no unfair practice claim against Fireline before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Business, and none has occurred. Fireline, to its knowledge, is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.  Fireline is not, to its knowledge, engaged in any unfair labor practices. Fireline has complied with all requirements of the Immigration Reform and Control Act of 1986. There are no pending or, to the best knowledge of Fireline, threatened EEOC or DFEH claims, OSHA complaints, DOL complaints, union grievances, wage and hour claims, unemployment compensation claims, workers, compensation claims or the like.

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            4.30     Environmental Laws.

            (a)        Neither Fireline nor the Business is or has been (i) subject to any environmental hazards, risks, or liabilities, or (ii) in violation of any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as supplemented and amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as  amended ("RCRA"), 42 U.S.C. Section 6901, et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. Section 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; and the Federal Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.  No Hazardous Substances (which for purposes of this Section 4.30 shall mean and include any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including without limitation CERCLA, ECRA, RCRA; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601, et seq.; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives) have been and through the Effective  Date and the Closing Date will be, disposed of or released or discharged from or onto (including groundwater contamination) any Fireline Asset or any place where the Business has been operated or services have been provided by Fireline in violation of any applicable environmental statute, regulation, or ordinance.  Neither Fireline, nor any Affiliate of Fireline has allowed any Hazardous Substances to be discharged, possessed, managed, processed, or otherwise handled by or in connection with the Business in a manner which is in violation of applicable law, and Fireline has complied and is compliant with all environmental laws applicable to any part of the Business.  Fireline shall immediately notify Purchaser, in writing, should Fireline, prior to the Closing Date, become aware of any lien, notice, litigation, or threat of litigation relating to any alleged unauthorized release of any Hazardous Substance or the existence of any Hazardous Substance with respect to the Business or any Fireline Asset; and shall promptly furnish Purchaser with copies of any correspondence, notices, or legal pleadings in connection therewith;

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            (b)        Neither Fireline nor its Affiliates or agents have received any communication (written or oral) that alleges that Fireline or the Business is not in compliance with all applicable environmental laws;

            (c)        Fireline has obtained all environmental permits necessary for the operation of the Business and related activities, all such permits are in good standing and Fireline is in compliance with all terms and conditions of its environmental permits; and

            (d)        No location where the Business is or has been operated has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials.

            4.31       Insurance.  Fireline maintains adequate liability, property and casualty, and other forms of insurance customary for businesses like Fireline's Business, all on terms and conditions that are ordinary and customary for businesses such as the Business.  Schedule 4.31 lists all insurance policies covering the operations of the Business and the property insurance policies covering the Fireline Assets, including the policies' numbers, terms, identity of insurers, amounts and coverage.  All such insurance policies are in full force and effect on the Effective Date and shall remain in full force and effect through the Closing Date.

            4.32      Location of Property.  All of the items comprising the Fireline Assets are located at Fireline's facilities or Fireline's agents' facilities set forth on Schedule 4.32.  Neither Fireline nor Shareholder shall remove any of such property from such locations without the prior written consent of Purchaser, except as may be required in the ordinary course of the Business.

            4.33      Independent Contractors.  Fireline engages independent contractors and subcontractors (collectively, "Contractors") on a frequent basis to perform services related to Fireline's business.  Fireline's relationship with such Contractors is good.  To Fireline's and Shareholder's knowledge, each Contractor is in compliance with all federal and state laws respecting its status as Contractor of Fireline and its performance of services for the Business.  Contractors' services to Fireline are freely assignable, and Fireline has no knowledge of any fact or circumstance in which Contractors would not agree to perform the services of the Business for Purchaser.

            4.34      Conflicts Of Interest.  Except as set forth on Schedule 4.34, no Affiliate of Fireline, nor, to Fireline's or Shareholder's knowledge, any Business employee: (i) is a supplier of goods or services to Fireline, (ii) directly or indirectly controls or is a director, trustee, member, officer, controlling shareholder, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to Fireline, or (iii) is a party to any contract or other agreement with Fireline.

            4.35     Brokers, Finders and Agents. Neither Fireline nor Shareholder is directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

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            4.36     Securities and Investment Representations.  Shareholder is acquiring the Purchaser Shares for investment purposes and not with a present view to, or for sale in connection with, a distribution thereof within the meaning of the Securities Act.  Shareholder understands that he may not be able to sell or otherwise dispose of the Purchaser Shares, and accordingly he might need to bear the economic risk of this investment indefinitely.  Shareholder understands that the Purchaser Shares have not been registered under the Securities Act or any state securities laws as of the Closing Date and are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws, and that Purchaser is relying upon the truth and accuracy of the representations and warranties of Fireline set forth herein in order to determine the availability of such exemptions and the eligibility of Shareholder to acquire the Purchaser Shares.  Shareholder has been furnished all documents relating to the business, finances and operations of Purchaser that Shareholder has requested from Purchaser and has evaluated the risks and merits associated with an investment in the Purchaser Shares to its satisfaction.  Shareholder has been afforded the opportunity to ask questions of Purchaser's representatives concerning Purchaser in making the decision to purchase and acquire the Purchaser Shares, and such questions have been answered to its satisfaction.  Shareholder is an "accredited investor" as defined in Rule 501 under Regulation D of the Securities Act as disclosed in the questionnaire set forth on Schedule 4.36.  Shareholder is capable of evaluating the merits and risks of an investment in the Purchaser Shares.  Shareholder shall comply with all state and federal securities laws with respect to its ownership of the Purchaser Shares.

            4.37     Representation by Counsel, etc.  Fireline and Shareholder represent that Purchaser or Purchaser's counsel have previously advised, and again hereby advise, prior to the execution of this Agreement and all documents executed in conjunction with this Agreement, that Fireline and Shareholder each seek the advice of an attorney and an accountant in connection with this Agreement and the transactions contemplated hereby. Each of Fireline and Shareholder hereby confirms that Fireline or Shareholder, as applicable, has had the opportunity to seek the advice of an attorney and an accountant of his or its choice in connection with this Agreement and the transactions contemplated hereby.

4.38     Information Supplied.  To Fireline's and Shareholder's knowledge, none of the information supplied in writing by Fireline or Shareholder pursuant to this Agreement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            4.39     Full Disclosure. The information provided to Purchaser in this Agreement and in the Schedules attached hereto (including the representations and warranties contained in this Article IV), to the knowledge of Fireline and Shareholder, does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.  Copies of all statements, reports, documents and other materials delivered or made available to Purchaser pursuant hereto, to Fireline's and Shareholder's knowledge were at the time of their delivery to Purchaser true, complete and accurate copies of such statements, reports, documents and other materials.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Fireline and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants as of the Effective Date and the Closing Date as follows:

            5.01     Organization and Good Standing; Power and Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full corporate power and authority to execute and deliver this Agreement, perform Purchaser's obligations hereunder, consummate the transactions contemplated hereby, and own or lease the its assets.  Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect upon Purchaser.

            5.02     Authorization.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby will on and prior to the Closing Date have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other agreements and instruments to be executed and delivered by Purchaser in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Purchaser, and constitute, or, upon execution and delivery will constitute, the valid, legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

            5.03     No Violation. Except as set forth on Schedule 5.03 and to Purchaser's knowledge, the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its  obligations hereunder and the consummation by Purchaser of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of Purchaser, (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Purchaser and that would otherwise adversely affect Purchaser's ability to perform under this Agreement, or (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority, any court or tribunal or any other Person, except for the approval of Texas Capital Bank, and except for any filings required to be made by Purchaser under the applicable requirements, if any, of the Securities Act, the Exchange Act, Nasdaq, the securities laws of the state of Florida, and any filings as required by the Delaware General Corporations Act.

            5.04     Litigation. Except as set forth in all reports, statements, schedules and other documents (collectively, the "SEC Documents") filed or required to be filed by Purchaser pursuant to the Securities Act and the Exchange Act during the period from January 1, 2004 through the Effective Date and the Closing Date (the "Reporting Period"), or as otherwise set forth on Schedule 5.04, as of the respective reporting period dates of such SEC Documents, there was no litigation, action, suit, proceeding, claim, investigation, or administrative proceeding against or affecting Purchaser or Purchaser, by or before any Governmental Authority, involving or relating to the business of Purchaser or Purchaser that was required to be reported in the SEC Documents during the Reporting Period.

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            5.05     Compliance with Law. Except as set forth in the SEC Documents filed or required to be filed during the Reporting Period, to Purchaser's knowledge, each of Purchaser were in material compliance with all material federal, state, local or foreign laws, statutes, ordinances, regulations, orders and other requirements of Governmental Authorities having jurisdiction over Purchaser during the Reporting Period.

            5.06     Financial Statements; SEC Reports; Disclosure.  Copies of the annual report on Form 10-KSB for the year ended December 31, 2005 filed by Purchaser with the SEC and the quarterly report on Form 10-Q for the quarter ended March 31, 2006 (the "First Quarter 10-Q") filed by Purchaser with the SEC have been made available to Fireline.  The consolidated financial statements of Purchaser and its subsidiaries in the preceding sentence (the "Purchaser Financial Statements") present fairly the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position thereof for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis throughout such periods, subject to normal recurring year end adjustments with respect to the Purchaser Financial Statements as at and for the interim periods and dates in 2006.  Since March 31, 2006, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Purchaser and the books and records of Purchaser have been and are being maintained in accordance with applicable legal and accounting requirements and good business practice.  The Purchaser Financial Statements did not at the respective dates thereof contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.07     No Material Undisclosed Liabilities.  Except as set forth in the Purchaser Financial Statements or disclosed on Schedule 5.07, Purchaser has no liabilities, whether absolute, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such Financial Statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of Purchaser or any of its subsidiaries (iii) liabilities and obligations incurred in connection with this Agreement and the other agreements entered into in connection herewith, and the transactions contemplated hereby and thereby.

5.08     Compliance with Securities Law. The Purchaser Shares upon the consummation of the actions and transactions contemplated by this Agreement will be fully issued, nonassessable, valid and outstanding as of the date of issuance, and will be validly issued in reliance upon an exemption from registration under, and in compliance in all material respects with, applicable federal and state securities laws, including without limitation the Securities Act and the Exchange Act.

5.09     Brokers, Finders and Agents.  Except as set forth on Schedule 5.09, Purchaser is not directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE VI
PRE-CLOSING COVENANTS

            6.01     Access and Information.  Fireline shall afford to Purchaser's accountants, counsel and other representatives full and reasonable access from time to time during normal business hours throughout the period from the date hereof until the Closing Date to Fireline's properties, books, contracts, commitments, personnel and records relating to the Business and the Fireline Assets, and, during such period, Fireline will (or will cause its representatives to) furnish to Purchaser's accountants, counsel and other representatives copies of such documents and all such other information concerning the Fireline Assets, the Fireline Shares and the operations, properties and personnel of the Business as Purchaser may reasonably request.  Fireline shall also promptly provide the information set forth in the preceding sentence as well as any other information that Purchaser or its accountants, counsel and other representatives deem necessary to complete any filings necessary under the Securities Act or the Exchange Act.

            6.02     Conduct of the Business Pending Closing.  From the date hereof through the Closing Date:

            (a)        Ordinary Course of Business.  Fireline shall use all reasonable efforts to preserve the business organization of the Business intact, to keep available to the Business the services of all current employees and to preserve for Purchaser the goodwill of the suppliers, customers, employees and others having business relations with the Business;

            (b)        Operation of Business.  Fireline shall continue the operation of the Business in the ordinary course and consistent with past practices, and maintain the assets, properties and rights of the Business (including, without limitation, the Fireline Assets) in good order and condition, subject to ordinary wear and tear;

            (c)        Material Contracts.  Fireline shall not enter into any contract, purchase order or other commitment directly or indirectly affecting the Fireline Assets or the Business, except contracts and commitments entered into in the ordinary course of business consistent with past practices, which is freely transferable to Purchaser without the consent of any party, and with respect to which Fireline has provided full disclosure to Purchaser;

            (d)        Material Adverse Effect.  Fireline shall give prompt written notice (but not later than five (5) days after the occurrence thereof) to Purchaser of any (i) Material Adverse Effect; and (ii) change that would render any representation or warranty made by Fireline or Shareholder hereunder untrue or incomplete in any material respect as of the date of such change;

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            (e)        No Distributions.  Fireline shall not pay, declare or make any dividend or distribution of stock, cash, property or other securities to its shareholders that have not otherwise been disclosed in writing to Purchaser or otherwise set forth on Schedule 6.02(e);

            (f)         Compliance with Representations and Warranties. Without limiting the foregoing, except as otherwise expressly provided in this Agreement, Fireline shall not take any action or permit to occur any event, directly or indirectly within the control of Fireline, that would cause any representation or warranty contained herein to be inaccurate or untrue on or before the Closing Date;

            (g)        Continued Maintenance.  From the date of execution of this Agreement through the Closing Date, Fireline shall continue to maintain the Fireline Assets in the ordinary course of business; and

            (h)        Consents.  Fireline shall endeavor to use its best efforts to obtain all consents and approvals of third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

            6.03     Exclusivity. From and after the date hereof through the Closing Date, neither Fireline nor Shareholder nor any of their respective Affiliates, partners, shareholders, officers, directors, employees, or agents, shall, directly or indirectly, solicit, initiate or engage in or continue (including without limitation, furnishing any information concerning the Fireline Assets or the Business) discussions, inquiries or proposals, or enter into any negotiations for the purpose or with the intention of leading to any proposal, concerning the acquisition or purchase by any other party of the Business or any part thereof or any Fireline Asset.

ARTICLE VII
POST-CLOSING AND OTHER AGREEMENTS OF FIRELINE AND PURCHASER

7.01     Employee Matters.

            (a)        Employment.  Fireline agrees to cooperate with Purchaser and give Purchaser access to employee information in connection with Fireline's employment of the current employees of the Business after the Closing Date. However, Purchaser shall be under no obligation to (i) continue the employment of any employees of the Business; (ii) maintain any of Fireline's employees which it does hire at the same position, title, or level or responsibility that they had prior to the Closing Date; (iii) grant seniority or service credit or recognize accrued vacation or sick leave time to any such employee; or (iv) pay any specified level of compensation or benefits to any such employee.

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            (b)        Retained Employees.  Prior to Closing, Purchaser shall notify Fireline of the names of Fireline's employees whom Purchaser determines in its sole discretion it would like to hire beginning on or after the Closing Date (the "Designated Employees") and the terms of their employment, which shall not be less favorable to such employees than the existing terms of their employment by Fireline, as set forth on Schedule 7.01(c), except with the prior written approval of Fireline.  On or before the Closing Date, Purchaser will extend offers of employment to such Designated Employees to begin as of the Closing Date on such terms of employment.  Schedule 7.01(c) includes the amount of all accrued but unpaid bonuses that are payable to the Designated Employees as of the Closing Date.  Fireline shall cooperate with Purchaser's efforts to hire the Designated Employees.  On the date immediately preceding the Closing Date, Fireline agrees that Fireline's employment of the Designated Employees who have agreed to be employed by Purchaser shall end.

            7.02     Reasonable Efforts.  Fireline, Shareholder, and Purchaser agree that prior to the Closing they will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

            7.03     Casualty.  If, prior to the Closing, the Business or any Fireline Asset sustains damage or destruction by fire or other casualty that Fireline does not completely repair prior to Closing and that would otherwise result in a Material Adverse Effect, Purchaser may elect to either (1) terminate this Agreement as provided in Section 9.01(b) by providing written notice thereof to Fireline, or (2) consummate the transactions contemplated by this Agreement subject to a mutually agreeable adjustment in the Purchase Price to reflect such unrepaired casualty loss insurance.

            7.04     Board Seat.  No later than thirty (30) days after the Closing Date, Purchaser's Board of Directors shall (i) expand the current number of members on the Board of Directors by one (1) member, (ii) appoint Brian Marshall, or another representative of Fireline who is acceptable to Purchaser's Board of Directors in its sole discretion (in either case, the "Fireline Representative"), to fill the newly created board seat for the remainder of the current board term (the "Current Term"), and (iii) nominate the Fireline Representative to serve on the Board of Directors for one additional term following the expiration of the Current Term; provided, that Purchaser shall not be required to appoint and/or nominate the Fireline Representative to its Board of Directors (1) if doing so would cause Purchaser to violate any requirements (including director independence standards) of the Nasdaq or the SEC, (2) if the Fireline Representative commits any act of fraud, theft, embezzlement or any other felony or crime involving moral turpitude, or (3) if Shareholder is no longer employed by Purchaser or no longer holds at least fifty percent (50%) of the Purchaser Shares.

            7.05     Compliance With Securities Laws.  Shareholder shall comply with all federal and state securities laws with respect to its ownership of the Purchaser Shares, and shall file any and all schedules, forms, certificates, instruments and documents required by applicable federal and state securities laws with respect to its ownership of the Purchaser Shares, including, without limitation, a Schedule 13(d), a Form 3, a Form 4, a Form D and such other schedules, form(s) as may be required.

            7.06     Continuing Guaranty.  Shareholder agrees that, so long as the BB&T Indebtedness remains outstanding, Shareholder shall continue to guarantee such indebtedness; provided, that, if such indebtedness is not paid in full on or before November 17, 2006, then Purchaser shall take whatever steps are reasonably necessary to cause Shareholder to be released from such guaranty effective as of November 17, 2006.

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            7.07     Timely Payment of Vendors.  Fireline agrees that it shall pay all of its contractors, subcontractors, vendors and other creditors on a timely basis and consistent with past business practices, and to the extent the failure of Fireline to pay such contractors, subcontractors, vendors and other creditors on a timely basis and consistent with past business practices has an adverse effect on Purchaser and its business, Purchaser shall have the option (but not the obligation) to pay such contractors, subcontractors, vendors and other creditors on behalf of Fireline and to offset such payments against the Escrow Shares or against the amounts due and owing under the Note or otherwise seek indemnification pursuant to Section 10.02.

            7.08     Audited Financial Statements.  Fireline shall use its best efforts to deliver to Purchaser, no later than sixty (60) days after the Closing Date, balance sheets dated as of December 31, 2003, 2004 and 2005, and related statements of operations, retained earnings and cash flows for the years then ended, together with the notes relating thereto (collectively, the "Audited Financials"), which shall have been audited by Stark, Winter, Schenkin & Company, LLP or otherwise by an independent accounting firm acceptable to Purchaser.  Purchaser shall be responsible for the costs of such audit.

            7.09     Shareholder Access.  Purchaser shall afford to Shareholder, his agents, attorneys and accountants, reasonable access from time to time during normal business hours throughout the period of six (6) years after the Closing Date, to Fireline's books and records (including printouts or electronic records of records kept on applicable computer files) and shall permit such Persons to make copies thereof,  relating to the Business and the Fireline Assets for the purpose of filing, amending or defending Shareholder's tax returns or defending or prosecuting any claim, action or litigation (other than any claim, action or litigation against Purchaser, in which case same shall be subject to the provisions of Section 11.04 of this Agreement).

            7.10     Restrictions on Transfer.  Shareholder covenants and agrees that he will not transfer any of the Purchaser Shares unless such Purchaser Shares are registered under the Securities Act or unless an exemption from registration and qualification requirements is available under the Securities Act and applicable state securities laws and Purchaser has received an opinion of counsel satisfactory to it stating that such registration and qualification is not required.  Shareholder understands that certificates representing the Purchaser Shares shall bear the following, or a substantially similar, legend until such time as they have been registered under the Securities Act or otherwise may be sold without volume or other limitations under Rule 144 promulgated under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

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7.11     Filing Requirements.  Fireline and Shareholder covenant and agree that they will timely provide any and all information with respect to themselves or the transactions contemplated by this Agreement that are necessary for Purchaser to satisfy any filing requirements or other inquiries that Purchaser may be subject to under the Securities Act or the Exchange Act with respect to the transactions contemplated by this Agreement.

7.12     Disclosures.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is dependent upon, and must be read in the context of, each other representation, warranty, covenant and agreement, taking into account all exceptions and disclosures including those exceptions and disclosures set forth on Schedules to this Agreement.

7.13     Section 338(h)(10) Election; Resulting Taxes.  Notwithstanding anything that could be interpreted to the contrary in Sections 3.02 and 3.08, Purchaser, Shareholder and Fireline shall cooperate in the filing of an election under Section 338(h)(10) of the Code so that the purchase of the Fireline Shares will be treated as a sale of assets by Fireline for federal income tax purposes, and Shareholder is solely responsible for the payment of, and shall pay, all federal, state, and local taxes (including sales and use taxes), penalties and interest of Fireline and Shareholder pursuant to the Code and applicable state and local tax laws and regulations as a result of such Section 338(h)(10) election, consistent with the allocation of purchase price set forth in Schedule 2.03.

            7.14     Noncompetition and Nonsolicitation.

            (a)        Restrictions.  Except as set forth in Section 7.14(b) and (c), or otherwise pursuant to Purchaser's prior written consent with respect to a particular job or work order for which Purchaser has determined not to accept or perform, Shareholder shall not be permitted to compete with Fireline, Purchaser's direct and indirect subsidiaries (collectively, the "Purchaser Group") for a period of three years after the Closing Date, and Shareholder will not, during that period (a) engage in any activity in competition in any respect with the Business or any member of the Purchaser Group, anywhere within the United States where the Business or any member of the Purchaser Group is or has been operated or provided any services, directly or indirectly (other than merely holding interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system); or (b) solicit, divert, or hire away, or attempt to solicit, divert, or hire away, from the employment by any member of the Purchaser Group, any individual then employed, or employed within the previous year, by any such member of the Purchaser Group.  Shareholder recognizes and acknowledges that the ascertainment of damages in the event of its breach of this Section 7.14(a) would be difficult, and Shareholder agrees that Purchaser and Fireline, in addition to all other remedies they may have, shall have the right to injunctive relief if there is such a breach of this Section 7.14(a).

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            (b)        Exception.  Notwithstanding the foregoing provisions of Section 7.14(a), Shareholder shall not be deemed to be in breach of this Agreement, and shall be permitted to freely compete in business with the Purchaser Group in the event that (a) Purchaser is in material breach of its obligations of payment of the Purchase Price described in Section 2.01 (a breach shall be material if it represents a failure to pay five percent (5%) or more of the total cash or five percent (5%) or more of the total stock consideration described in Section 2.01) and such breach continues for thirty (30) days after written notice of such breach is given by Shareholder to Purchaser and Fireline, (b) Shareholder resigns his position as President of Fireline, resigns from Purchaser's Board of Directors and has no affiliation or relationship with Purchaser and Fireline, other than his ownership of the Purchaser Shares, and (iii) Purchaser has not cured the payment breach.  Shareholder shall give Purchaser and Fireline thirty (30) days prior written notice of his intent to compete with Purchaser and Fireline before having the right to compete against Purchaser and Fireline.

            (c)        Subcontractor Work.  Purchaser or any of its subsidiaries may hire an Affiliate of Shareholder to perform services as a subcontractor to Purchaser or such subsidiary without any violation of Section 7.14(a).

            7.15     Confidentiality.  After the Closing, Shareholder will hold in confidence and will not use, duplicate, reproduce, distribute, disclose or otherwise disseminate any information related to the Business, Fireline, the Fireline Assets or Purchaser, or any Affiliate thereof (the "Confidential Information") for so long as Shareholder is an Affiliate of Purchaser and for three (3) years thereafter.  Notwithstanding the foregoing, (a)  all information that Shareholder receives as a member of the Board of Directors of Purchaser shall be deemed to be Confidential Information, and (b) Confidential Information (other than information that Shareholder receives as a member of the Board of Directors of Purchaser) shall not include (i) information that has been disclosed to the public without any violation of any confidentiality obligations of Shareholder to the Purchaser Group, (ii) information that is required to be disclosed by law or judicial order, provided, that Shareholder has been advised by independent legal counsel that such disclosure is required by law or judicial order and then only after prior written notice is given to Purchaser that such disclosure has been requested and is required by law, (iii) information that Shareholder needs to use, duplicate, reproduce, distribute, disclose or otherwise disseminate for the purpose of the prosecution or defense of any legal proceeding or arbitration proceeding, (iv) information that Shareholder needs to pursue collection of a Fireline account receivable for which Shareholder has indemnified Purchaser or Purchaser, or (v) information related to the Business or Fireline, after such time as the noncompetition and nonsolicitation covenants contained in Section 7.14 of this Agreement have terminated or expired pursuant to the provisions thereof, and the noncompetition and nonsolicitation covenants contained in the Employment Agreement have terminated or expired pursuant to the provisions thereof.

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            7.16     Vista/Delmar Receivables.  Notwithstanding anything to the contrary contained in this Agreement or the Note, in the event that the Vista/Delmar Receivables are not collected in full (net of any remaining reserve for bad debts in the amount disclosed to Purchaser in the Financial Statements after giving effect to any increase to such reserve pursuant to Section 10.02 of this Agreement) on or before January 31, 2007, then for so long as the Vista/Delmar Receivables remain uncollected, Shareholder agrees to pay Purchaser an amount equal to the interest on the outstanding balance of the Vista/Delmar Receivables, (i) for periods when the Note has been paid in full, at a per annum rate equal to twelve percent (12%), compounded and accrued monthly, or (ii) for periods when the Note is outstanding, at a per annum rate equal to the "prime rate" as quoted in the The Wall Street Journal from time, compounded and accrued monthly.  Such payment shall be made in cash or other immediately available funds on or before the last day of each month and shall accrue and be payable until the Vista/Delmar Receivables are paid in full (net of any remaining reserve for bad debts in the amount disclosed to Purchaser in the Financial Statements after giving effect to any increase to such reserve pursuant to Section 10.02 of this Agreement).  Shareholder further agrees that if the Vista/Delmar Receivables are not paid in full (net of any remaining reserve for bad debts in the amount disclosed to Purchaser in the Financial Statements after giving effect to any increase to such reserve pursuant to Section 10.02 of this Agreement) on or before June 30, 2007, then Shareholder shall, on such date, pay the outstanding balance of the Vista/Delmar Receivables to Purchaser (net of any remaining reserve for bad debts in the amount disclosed to Purchaser in the Financial Statements after giving effect to any increase to such reserve pursuant to Section 10.02 of this Agreement).

            7.17     Delivery of Schedules.  Notwithstanding anything else to the contrary contained herein, Shareholder's and Purchaser's respective Schedules to this Agreement shall be dated as of the Effective Date; provided, however, that (i) Shareholder shall provide an updated schedule reporting the amount of Fireline cash as of the Closing Date, and (ii) Shareholder hereby represents and warrants that between the Effective Date and the Closing Date, there will be no material changes to the information provided on the Shareholder Schedules.  Each of Shareholder and Purchaser agree to deliver to each other, their respective Schedules to this Agreement, each dated as of the Effective Date, on or before 5:00 p.m. Central Standard Time on July 28, 2006.

ARTICLE VIII
CONDITIONS TO CLOSING

            8.01     Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by Purchaser):

            (a)        Representations and Warranties; Performance. The representations and warranties of Fireline and Shareholder set forth in this Agreement shall be true, correct and complete as of the Effective Date and as of the Closing Date (as though such representations and warranties were made anew at and as of such date) and Fireline and Shareholder shall have duly performed in all material respects all agreements and covenants herein required to be performed by Fireline  and Shareholder on or before the Closing Date.

            (b)        Officer's Certificate. Fireline and Shareholder shall have furnished a certificate, executed on behalf of Fireline and Shareholder, confirming the matters expressed in Section 8.01(a) hereof with respect to Fireline and Shareholder.

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            (c)        Authority.  Fireline shall have furnished to Purchaser (i) certificates of the Secretary of State of Florida, dated as of a date not more than five (5) business days prior to the Closing Date, attesting to the organization, existence and good standing of Fireline, (ii) a copy certified by the Secretary of State of Florida, dated as of a date not more than five (5) business days prior to the Closing Date, of Fireline's Articles or Certificate of Incorporation together with all amendments, (iii) a copy certified by the Secretary of Fireline, of the Bylaws of Fireline, as amended and in effect as of the Closing Date, (iv) a copy, certified by the Secretary of Fireline, of resolutions duly adopted by the Board of Directors of Fireline duly authorizing the transactions contemplated by this Agreement, and (v) a copy, certified by the Secretary of Fireline, of resolutions duly adopted by the written consent of Shareholder duly authorizing the transactions contemplated by this Agreement.

            (d)        Consents and Approvals. All consents and approvals of third parties and Governmental Authorities listed on Schedule 8.01(d) shall have been obtained by Fireline and delivered to Purchaser.

            (e)        Fireline Shares; Transfer Documents.  Purchaser shall have received the Fireline Shares, and the Transfer Documents as contemplated in Section 3.03 hereof.

            (f)         Employment Matters. (i) Purchaser shall have received the executed Employment Agreement from Brian Marshall, and (ii) Fireline shall have used its good faith efforts to cause each Key Employee to have delivered to Purchaser an execution counterpart to the Non-Compete, Non-Hire and Non-Solicitation Agreement, a form of which is attached as Exhibit "D" to this Agreement, and each Key Employee who has executed such Non-Compete, Non-Hire and Non-Solicitation Agreement as of the Closing Date shall have delivered to Purchaser an executed original thereof.

            (g)        Shareholder Approval.  To the extent the consummation of any transactions contemplated by this Agreement requires the consent of Purchaser's shareholders pursuant to the rules and regulations of Nasdaq, the Delaware General Corporations Law or otherwise, Purchaser's shareholders shall have approved and adopted this Agreement and the transactions contemplated hereby.

            (h)        No Material Adverse Effect or Litigation.  There shall not have occurred any Material Adverse Effect.  There shall be no pending or threatened litigation affecting Fireline, Shareholder, the Fireline Shares or the Fireline Assets that would result in a Material Adverse Effect.

            (i)         Notice Period for Listing Application.  All applicable notice periods with respect to the listing application for this Agreement and the issuance of the Purchaser Shares, if necessary, as filed with Nasdaq shall have expired.

(j)         Legal Opinion.  Counsel of Shareholder and Fireline shall have issued a legal opinion to Purchaser in a form acceptable to Purchaser's counsel.

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(k)        Closing Deliveries.  Purchaser shall have received originals, duly executed by  Shareholder and Fireline, as appropriate, of  the Employment Agreement, the Escrow Agreement, the Non-Compete, Non-Hire and Non-Solicitation Agreements, and the Headquarter Lease.

(l)         Schedules. Purchaser shall have received Shareholder's and Fireline's Schedules to this Agreement, and the information contained therein shall be satisfactory to Purchaser.

            8.02     Obligation of Fireline and Shareholder.  The obligation of Fireline and Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions (any of which may be waived in writing, in whole or in part, by Fireline and Shareholder):

            (a)        Representations and Warranties; Performance. The representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete as of the Effective Date and the Closing Date (as though such representations and warranties were made anew at and as of such date), and Purchaser shall have duly performed in all material respects all agreements and covenants herein required to be performed by Purchaser on or before the Closing Date.

            (b)       Officer's Certificate. Purchaser shall have furnished a certificate, executed on behalf of Purchaser, confirming the matters expressed in Section 8.01(a) hereof with respect to Purchaser.

            (c)       Authority.  Purchaser shall have furnished to Fireline (i) certificates of the Secretary of State of Delaware, dated as of a date not more than five (5) business days prior to the Closing Date, attesting to the organization, existence and good standing of Purchaser, (ii) a copy certified by the Secretary of State of Delaware, dated as of a date not more than five (5) business days prior to the Closing Date, of Purchaser's Articles or Certificate of Incorporation together with all amendments, (iii) a copy certified by the Secretary of Purchaser, of the Bylaws of Purchaser, as amended and in effect as of the Closing Date, and (iv) a copy, certified by the Secretary of Purchaser, of resolutions duly adopted by the Board of Directors of Purchaser duly authorizing the transactions contemplated by this Agreement.

(d)       Consents and Approvals. All material consents and approvals of third parties and Governmental Authorities that shall be (i) required to consummate the transactions contemplated hereby or (ii) reasonably necessary to permit Purchaser to operate the Business, shall have been obtained.

            (e)        Payment; Delivery Note.  Purchaser shall have (i) paid Shareholder the Cash Payment, (ii) delivered the Note to Shareholder, and (iii) paid Shareholder the Noncompetition Payment.

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(f)         Share Issuance Instructions.  Purchaser shall have issued irrevocable instructions to Purchaser's transfer agent authorizing and directing the issuance of the Purchaser Shares to Shareholder, with instructions for the Escrow Shares to be held by the Escrow Agent.

(g)        Legal Opinion.  Counsel of Purchaser shall have issued a legal opinion to Fireline and Shareholder in a form acceptable to counsel for Fireline and Shareholder.

(h)        Schedules. Shareholder shall have received Purchaser's Schedules to this Agreement, and the information contained therein shall be satisfactory to Shareholder.

ARTICLE IX
TERMINATION OF AGREEMENT

9.01     Termination of Agreement.        This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time on or prior to the Closing as follows:

            (a)         by the written consent of Purchaser and Fireline;

            (b)        by Purchaser, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of either Fireline set forth in this Agreement, which inaccuracy is not capable of being cured by the Termination Date, (ii) if there has been a breach in any material respect of a covenant of Fireline, or a failure in any material respect on the part of Fireline to comply with their respective obligations hereunder, and such breach or failure is not capable of being cured by the Termination Date; (iii) if there occurs any casualty with respect to the Business or any Fireline Asset as described in Section 7.03, or (iv) if any proposed supplement, change or amendment to any Schedule submitted by Fireline to Purchaser is unacceptable to Purchaser and the terms and conditions of Section 7.02 hereof are satisfied;

            (c)        by Purchaser  if any of the conditions set forth in Section 8.01 hereof are not satisfied on or before the Termination Date;

            (d)       by Fireline, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of Purchaser set forth in this Agreement, which inaccuracy is not capable of being cured by the Termination Date, or (ii) if there has been a breach in any material respect on the part of Purchaser to comply with its obligations hereunder, and such breach or failure is not capable of being cured by the Termination Date;

            (e)        by Fireline if any of the conditions set forth in Section 8.02 hereof are not satisfied on or before the Termination Date; or

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            (f)         by Purchaser or Fireline if the Closing Date shall not have occurred before the Termination Date for any reason other than the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations hereunder or the breach or inaccuracy in any material respect of a representation or warranty made by such party after receiving notice of such failure to perform or breach and such party fails to use good faith efforts to timely perform or cure such breach; provided, that, any such failure, breach or inaccuracy by Shareholder or Purchaser shall be deemed a failure, breach or inaccuracy by Fireline or Purchaser, respectively, for purposes of this subsection (f).

            9.02     Obligations Upon Termination.  Except for the obligations provided in Sections 6.05 and 11.02 hereof, in the event that this Agreement is terminated pursuant to the provisions of Section 9.01(a), (c), (e), or (f) hereof, neither party shall have any further obligation to the other. If either party shall terminate this Agreement (a) pursuant to Section 9.01(b) or (d) hereof or (b) pursuant to Section 9.01(c) or (e) hereof because a condition to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue any and all rights it may have at law or equity or hereunder shall survive unimpaired.

ARTICLE X
INDEMNIFICATION

            10.01   Indemnification by Purchaser.  From and after the Closing Date, Purchaser shall indemnify, defend and hold Shareholder harmless from and against and reimburse Shareholder for any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Liabilities") that may be incurred by Shareholder arising from or relating to: (a) Purchaser's failure to cause the release of Shareholder from his guaranty of the BB&T Indebtedness on or before November 17, 2006; (b) any breach of any representation, warranty, covenant, obligation or agreement of Purchaser contained herein or in any document or instrument delivered pursuant hereto, and (c) any personal guaranty provided by Shareholder for the benefit of Fireline to any vendor of the Business arising in the normal course of business; provided, that Purchaser shall have no obligation to indemnify Shareholder (i) unless the aggregate amount of Liabilities incurred by Shareholder exceeds $100,000.00, whereupon Purchaser or Purchaser shall be required to indemnify Shareholder for the amount of such Liabilities exceeding $100,000.00, subject to the limitations set forth below.  Notwithstanding the foregoing, in no event shall Shareholder claim an aggregate amount of losses otherwise subject to indemnification against Purchaser or Purchaser which exceeds the Purchase Price actually paid to Shareholder.

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            10.02   Indemnification by Shareholder.  From and after the Closing Date, Shareholder shall indemnify, defend and hold Purchaser harmless from and against and reimburse Purchaser for any and all Liabilities that may be incurred by Purchaser arising from or relating to: (a) any breach of any representation, warranty, covenant, obligation or agreement of Fireline or Shareholder contained herein, or in any document or instrument delivered pursuant hereto (excluding the Employment Agreement), (b) any failure to pay amounts due to Purchaser, if any, pursuant to Section 7.16 hereof, and (c) any untrue statement of a material fact as provided by Shareholder and/or Fireline that is contained in a filing with the Securities and Exchange Commission to be made in connection with this Agreement and the transactions contemplated hereby or the registration statement registering the Purchaser Shares; provided, that Shareholder shall have no obligation to indemnify Purchaser unless (i) the aggregate amount of Liabilities (excluding Warranty Claims for Jobs) incurred by Purchaser exceeds $100,000.00, whereupon Shareholder shall be required to indemnify Purchaser for the amount of such Liabilities exceeding $100,000.00, subject to the limitations set forth below, (ii) with respect to a Warranty Claim for a Job, unless the aggregate amount of Liabilities incurred by Purchaser or Purchaser exceeds $100,000.00 for such Job, whereupon Shareholder shall be required to indemnify Purchaser for the excess of such Liability over $100,000.00 per Warranty Claim for such Job, subject to the limitations set forth below, and (iii) to the extent that Fireline collects accounts receivable that had been written off as uncollectible prior to the Effective Date, such collected amounts shall be deemed to increase the bad debt reserve reflected in the Fireline Financial Statements for purposes of determining the amount of Liability existing as a result of a breach, if any, by Shareholder of his representations in this Agreement.  Notwithstanding the foregoing, in no event shall Purchaser claim an aggregate amount of losses otherwise subject to indemnification against Shareholder which exceeds the Purchase Price actually paid to Shareholder plus amounts that remain payable to Shareholder, in which case such amounts payable to Shareholder may be offset by Purchaser with amounts owed to Purchaser pursuant to this Section 10.02.

            10.03   Offset.  Purchaser, subject to the limitations set forth in the Escrow Agreement and after complying with the provisions of Section 11.04 of this Agreement, may apply and set off any indemnification obligations of Shareholder pursuant to Section 10.02 against the Escrow Shares and the amounts owing to Shareholder under the Note, in full or partial satisfaction of such indemnification obligations, (a) if the Note is outstanding, at Purchaser's option (i) by reducing the Escrow Shares, or (ii) by offsetting the Note and reducing the Escrow Shares in equal value, or (b) if the Note has been paid in full but Escrow Shares remain in escrow, by reducing the Escrow Shares, or (c) if the Note has been paid in full and the Escrow Shares have been released to Shareholder, by (i) first, returning Purchaser Shares to Purchaser, if the Purchaser Shares are still owned of record by Shareholder, and (ii) next, by payment to Purchaser in cash or other immediately available funds.  For purposes of reducing the Escrow Shares or returning the Purchaser Shares to Purchaser in full or partial satisfaction of Shareholder's indemnity obligations hereunder, each Escrow Share and each Purchaser Share shall have a value equal to the greater of (i) the current Fair Market Value (as defined below) of such Purchaser Share, or (ii) Eight Dollars ($8.00) per Purchaser Share.   "Fair Market Value" of a Purchaser Share shall be equal to the 30-day trailing average of the closing price of Common Stock on the Nasdaq (or any other securities exchange or national quotation system on which the Common Stock may then be listed or quoted) on the date the claim is settled.

            10.04   Notification of Claim.  Each indemnified party under this Article X will promptly, and within ten (10) days after notice to such indemnified party of any claim as to which it asserts a claim for indemnification, notify the indemnifying party of such claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve the indemnifying party from any liability which it may have pursuant to the provisions of this Article X as long as the failure to give such notice within such time is not prejudicial to the indemnifying party.  Notice to an indemnified party for the purpose of the preceding sentence shall mean the filing of any legal action, receipt of any claim in writing or similar form of actual notice.

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            10.05   Defense of Claim.  If any claim for indemnification by any indemnified party arises out of a claim by a Person other than such indemnified party, the indemnifying party may, by written notice to the indemnified party, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the indemnified party and take all other steps or proceedings to settle or contest such claim, including without limitation the employment of counsel; provided, however, that the indemnifying party shall reasonably consider the advice of the indemnified party as to the defense and settlement of such claim and the indemnified party shall have the right to participate, at its own expense, in such defense, but control of such litigation and settlement shall remain with the indemnifying party.  The indemnified party shall provide all reasonable cooperation in connection with any such defense by the indemnifying party.  Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the indemnifying party.  If any such claim is made hereunder and the indemnifying party elects not to undertake the defense thereof by written notice to the indemnified party, the indemnified party shall be entitled to indemnification with respect thereto pursuant to the terms of this Article X.  To the extent that the indemnifying party undertakes the defense of such claim by written notice to the indemnified party and diligently pursues such defense at its expense, the indemnified party shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties.

            10.06   Collection of Accounts Receivable.  To the extent Shareholder has paid Purchaser for any uncollected Accounts Receivable, those Accounts Receivable shall be assigned to Shareholder for collection by him. Purchaser agrees that Shareholder may thereafter personally pursue collection of such uncollected Accounts Receivable and, if collected, shall be entitled to retain the amount collected (net of any collection costs incurred and recovered by Shareholder), not to exceed the corresponding amount that Shareholder has paid Purchaser (net of any collection costs incurred and recovered by Shareholder).  The Shareholder shall be entitled to pursue all normal and customary collection methods to fully collect same, and Fireline shall not release any liens or otherwise act or omit to act in a manner which will interfere with the Shareholder's ability to collect the receivables assigned to the Shareholder.   The Shareholder shall have all reasonable access to books, records, and employees of Fireline to enforce and monitor the provisions of this Section 10.06 which are intended to assure the Shareholder that it collects the Accounts Receivable which are not collected by Fireline.  Any excess amount collected over and above the paid amount (net of any collection costs incurred and recovered by Shareholder) shall belong to Purchaser and shall be promptly paid to Purchaser.

10.07   Other Remedies.  The remedies of each party to this Agreement as provided in this Agreement are cumulative and not exclusive of any remedies provided by law. In addition, the parties acknowledge that the acquisition of the Business is a unique opportunity and that any breach of this Agreement by Fireline or Shareholder or Purchaser may not be adequately compensated by damages. Accordingly, in such event, the parties shall be entitled, in addition to any other remedies that they may have, to enforce this Agreement by a decree of specific performance.

ARTICLE XI
MISCELLANEOUS

11.01   Survival. All representations and warranties contained in this Agreement, any Exhibit or Schedule hereto or any document delivered in connection with the transactions contemplated hereby shall survive the consummation of the transactions contemplated by this Agreement and any investigation on the part of the parties hereto and shall continue in full force and effect after the Closing for a period of two (2) years from the Closing Date at which time they shall expire and no party shall any longer be liable with respect thereto, except as to claims made in respect thereof in writing by any other party or any other indemnitee on or before the expiration of such two year period; provided, however, that the representations and warranties contained in (i) Sections 4.03, 4.26 and 4.30 shall survive indefinitely, and (ii) Sections 4.06, 4.22 and 4.24 shall survive for three (3) years from the Closing Date. The covenants and agreements of the parties hereto set forth in this Agreement shall survive until performed and satisfied by such parties.

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11.02   Expenses. Each of the parties hereto shall pay the fees and expenses of its own counsel, and all other expenses incurred by such party incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby.

            11.03   Publicity.  Except as otherwise required by law, no party to this Agreement shall issue any press release or make any other public statement, in either case related to, in connection with or arising out of this Agreement or any of the documents or instruments delivered pursuant to this Agreement, or the matters contained herein or therein, without obtaining the prior written approval of the other parties to this Agreement as to the contents and the manner of presentation and publication thereof.

11.04   Arbitration.       The parties shall use their respective best efforts to settle amicably any disputes, differences or controversies arising among the parties out of or in connection with this Agreement. However, if not so settled, any controversy or claim arising out of or in connection with this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association (the "AAA"), and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover; provided, however, that nothing in this Section 11.04 shall be construed as to deny Purchaser the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach by Shareholder of the covenants in Sections 7.14 and 7.15 of this Agreement.  The arbitration shall be conducted in Atlanta, Georgia unless otherwise agreed by the parties thereto and shall be conducted before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the AAA.  A party hereto shall initiate arbitration by sending written notice of its intention to arbitrate to the other parties and to the AAA office located in Atlanta, Georgia.  Parties shall have the same period of time to file claims as provided by Section 11.01 of this Agreement.  Such written notice will contain a description of the dispute and the remedy sought.  Shareholder, on the one side, and Purchaser, on the other, shall appoint one arbitrator of such party's choosing, and the parties shall mutually agree on the third arbitrator.  In the event that the parties have not mutually agreed on the third arbitrator within thirty (30) days after the demand for arbitration is filed, the third arbitrator shall be appointed in the manner provided by the Commercial Arbitration Rules of the AAA.  The decision of the arbitrators will be final and binding on the parties hereto and their successors and assignees.  Where consistent with applicable law, the arbitrators shall have the authority to order the non-prevailing party to pay the prevailing party's attorney's fees and all costs of the arbitration.  The parties will participate in good faith in a non-binding mediation of their dispute at least 60 days prior to the date of the arbitration hearing.  The parties shall jointly select the mediator but if they are unable to agree on a mediator, then the arbitrators shall appoint the mediator.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptable of the award and any order of enforcement as the case may be.  The parties intend this agreement to arbitrate to be irrevocable.

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            11.05   Attorneys' Fees. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the prevailing party in such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration its costs and attorneys' fees as determined by the judge, arbitrator or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

            11.06   Notices. All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by facsimile, addressed as follows:

            (a)        If to Fireline:

Fireline Restoration, Inc.
Fireline Restoration, Inc.
3018 Horatio Street
Tampa, FL 33609
Attn:  Mr. Brian Marshall
Facsimile: (813) 353-9720

            (b)        If to Shareholder:

Brian Marshall
Fireline Restoration, Inc.
3018 Horatio Street
Tampa, FL 33609
Facsimile: (813) 353-9720

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            (c)        If to Purchaser:

Home Solutions of America, Inc.
1500 Dragon Street, Suite B
Dallas, Texas 75207
Attention: Mr. Frank J. Fradella
Facsimile (214) 333-9435

Any party may change the address to which notices may be sent by delivering notice of such change in the manner set forth above.  All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, and when receipt is acknowledged, if faxed.

            11.07   Waivers and Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure there from, shall be effective unless the same be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

            11.08   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign any of its rights hereunder or any interest herein without the prior written consent of the other parties hereto, except that Purchaser may assign its rights hereunder to Purchaser or an Affiliate.

            11.09   Exhibits and Schedules. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the expression "this Agreement" means this document and such Exhibits and Schedules.

            11.10   Governing Law.  THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

            11.11   Jurisdiction and Venue.  Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court sitting in Fulton County, Atlanta, Georgia and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, expressly waives any objection which such party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

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            11.12   Number and Gender. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

            11.13    Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

            11.14    Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision of its severance from this Agreement.

            11.15   Entirety. This Agreement contains the agreement and understanding among the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

            11.16   Third-Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any Person other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Agreement.

11.17    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

[Signature Page Follows] 39

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRELINE:                                                                FIRELINE RESTORATION, INC.

By: /s/ Brian Marshall
      Name: Brian Marshall
      Title: President

SHAREHOLDER:

                                                                                    /s/ Brian Marshall _____________________
                                                                                    Brian Marshall, Individually

PURCHASER:                                                           HOME SOLUTIONS OF AMERICA,
                                                                                    INC.

By: Frank J. Fradella
      Name: Frank J. Fradella
      Title: Chief Executive Officer

TABLE OF SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit A - Note
Exhibit B - Escrow Agreement
Exhibit C - Employment Agreement
Exhibit D - Non-Compete, Non-Hire and Non-Solicitation Agreement

SCHEDULES:

Schedule 1.02	-	Retained Assets
Schedule 2.03	-	Allocation of Purchase Price
Seller's Schedules
Schedule 4.03	-	Capital Stock
Schedule 4.05(a)	-	Equipment
Schedule 4.05(b)	-	Accounts Receivable
Schedule 4.05(c)	-	Inventory
Schedule 4.05(d)	-	Prepaid Expenses
Schedule 4.05(e)	-	Computer Software
Schedule 4.05(f)	-	Personal Property Leases
Schedule 4.05(g) (i)	-	Real Property
Schedule 4.05(g) (ii)	-	Real Property Leases
Schedule 4.05(h)(i)	-	WIP
Schedule 4.05(h)(ii)	-	Subcontractors
Schedule 4.05(i)	-	Warranties

-

Schedule 4.05(j)	-	Licenses
Schedule 4.05(k)	-	Intellectual Property
Schedule 4.05(l)	-	Phone Numbers
Schedule 4.05(m)	-	Causes of Action
Schedule 4.05(n)	-	Other Assets
Schedule 4.07(b)	-	Governmental/Third Party Consents
Schedule 4.08	-	Dividends/Distributions
Schedule 4.12	-	Contracts and Commitments
Schedule 4.13	-	Exception to Accounts Receivable
Schedule 4.14	-	Intellectual Property Rights
Schedule 4.15	-	Powers of Attorney
Schedule 4.16	-	Warranty Claims
Schedule 4.21	-	Customers and Suppliers
Schedule 4.25	-	Litigation
Schedule 4.27	-	Employees and Employment Agreements
Schedule 4.28	-	Employee Benefit Plans/Agreements
Schedule 4.31	-	Insurance
Schedule 4.32	-	Locations
Schedule 4.34	-	Conflicts of Interest
Schedule 4.36	-	Securities and Investments
Purchaser's Schedules
Schedule 5.03	-	Violations; Consents
Schedule 5.04	-	Litigation

Schedule 5.07	-	Liabilities
Schedule 5.09	-	Brokers
Schedule 6.02(e)	-	Distributions
Schedule 7.01(c)	-	Terms of Employee Compensation
Schedule 8.01(d)	-	Required Consents